Exhibit 4.2

BRIXMOR OPERATING PARTNERSHIP LP
AS ISSUER
AND
THE BANK OF NEW YORK MELLON
AS TRUSTEE

EIGHTH SUPPLEMENTAL INDENTURE
Dated as of May 10, 2019

$400,000,000 4.125% SENIOR NOTES DUE 2029

SUPPLEMENT TO INDENTURE
DATED AS OF JANUARY 21, 2015, BETWEEN
BRIXMOR OPERATING PARTNERSHIP LP (AS ISSUER)
AND
THE BANK OF NEW YORK MELLON (AS TRUSTEE)

    EIGHTH SUPPLEMENTAL INDENTURE, dated as of May 10, 2019 (this “Eighth Supplemental Indenture”), between BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”), having its principal executive office located at 450 Lexington Avenue, New York, New York 10017, and THE BANK OF NEW YORK MELLON (the “Trustee”), which supplements that certain Indenture, dated as of January 21, 2015, by and between the Operating Partnership and the Trustee (the “Base Indenture”).
RECITALS
WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness.
WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership’s debt securities and establish the form, terms and provisions thereof.
WHEREAS, the Operating Partnership intends by this Eighth Supplemental Indenture to (i) create a series of the Operating Partnership’s debt securities, in an initial aggregate principal amount equal to $400,000,000, entitled 4.125% Senior Notes due 2029 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.
WHEREAS, the consent of Holders to the execution and delivery of this Eighth Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Eighth Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1     Definitions. Capitalized terms used but not otherwise defined in this Eighth Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through the most recent Statistical Release for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date of the Notes as of the Redemption Date. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least two Business Days prior to the redemption date shall be used.
“Annual Debt Service Charge” means, for any period, the interest expense of the Operating Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; (5) impairment losses and gains on sales or other dispositions of properties and other investments; (6) depreciation and amortization; (7) net amount of extraordinary items or non-recurring items, as may be determined by the Operating Partnership in good faith; (8) amortization of deferred charges; (9) gains or losses on early extinguishment of debt; and (10) noncontrolling interests, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means, with respect to any person, any:

(i)	indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)
indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Operating Partnership) of the property subject to such Lien;

(iii)
reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a financing lease in accordance with GAAP;
in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person, other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP and Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under (iv), the term “Debt” will exclude operating lease liabilities on such person’s balance sheet in accordance with GAAP.
“Depository” means The Depository Trust Company.
“GAAP” means United States generally accepted accounting principles as in effect on the date of any required calculation or determination.
“Indenture” means the Base Indenture as supplemented by this Eighth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.
“Intercompany Indebtedness” means Debt to which the only parties are the Operating Partnership and any of its Subsidiaries; provided, however, that with respect to any such Debt of which the Operating Partnership is the borrower, such Debt is subordinate in right of payment to the Notes.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Maturity Date” means May 15, 2029.
“Par Call Date” means February 15, 2029 (the date that is three months prior to the Maturity Date).
“Quotation Agent” means an independent investment banking institution of national standing appointed by the Operating Partnership from time to time.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.
“Significant Subsidiary” means any Subsidiary or group of Subsidiaries that meets either of the following conditions: (1) the Operating Partnership and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the Operating Partnership’s and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to Holders of the Notes or filed with the Commission; or (2) the Operating Partnership’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the Operating Partnership’s and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which an annual or quarterly report has been furnished to Holders of the Notes or filed with the Commission.
“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Operating Partnership.
“Subsidiary” means, with respect to the Operating Partnership or the Company, any Person (as defined in the Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or the Company, as the case may be, or by one or more other Subsidiaries of the Operating Partnership or the Company, as the case may be. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.
“Total Unencumbered Assets” means the sum of, without duplication, (1) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 2.1(d), all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.
“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right of use assets associated with a financing lease in accordance with GAAP and related intangibles of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.
“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Operating Partnership or any of its Subsidiaries.
Section 1.2    Creation of Notes. In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities, entitled “4.125% Senior Notes due 2029,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $400,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3    Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4    Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Eighth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:
(a)Registration and Form. The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b)Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Operating Partnership in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on May 15, 2029 subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the Notes shall be 4.125%. Interest on the Notes will be payable semi-annually in arrears on each May 15 and November 15, commencing November 15, 2019 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on May 1 for Interest Payment Dates of May 15 and November 1 for Interest Payment Dates of November 15 (in each case, whether or not a Business Day) (each a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from May 10, 2019.

(c)Sinking Fund. There shall be no sinking fund provided for the Notes.

(d)Redemption at the Option of the Operating Partnership.

(1)The Operating Partnership shall have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Par Call Date in whole or in part at the Redemption Price specified in the next sentence. The redemption price (“Redemption Price”) will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date but for the redemption thereof (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points (0.300%), plus, in each case, accrued and unpaid interest thereon to the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Operating Partnership will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the applicable Redemption Date, subject to the foregoing proviso. In connection with any redemption prior to the Par Call Date, the Operating Partnership shall give the Trustee written notice of the related Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

(2)The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Operating Partnership in the payment of the Redemption Price with respect to the Notes to be redeemed).

(e)Payment of Notes Called for Redemption by the Operating Partnership.

(1)If notice of redemption has been given as provided in Article Eleven of the Base Indenture, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Operating

Partnership shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Operating Partnership at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2)The Notes will not be convertible or exchangeable for any other security or property.

(f)Additional Issues. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, create and issue further securities having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes, and, if applicable, the first Interest Payment Date and the initial interest accrual date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.5    Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a)The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Trustee and any agent of the Operating Partnership or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.
ARTICLE TWO
ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Operating Partnership hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:
Section 2.1    Limitations on Incurrence of Debt.

(a)Aggregate Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 65% of the sum of the following (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)Secured Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt secured by any Lien on any of the Operating Partnership’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Eighth Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt which is secured by a Lien on any of the Operating Partnership’s and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)Debt Service Test.

(1)The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the two consecutive fiscal quarters most recently ended for which financial information is available prior to the date on which such additional Debt is to be incurred on an annualized basis shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(A)such Debt and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such two-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such two-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C)in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such two-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2)If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant two-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate which would have been in effect during the entire two-quarter period had been the applicable rate for the entire such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

(d)Maintenance of Total Unencumbered Assets. The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 2.2    Maintenance of Properties. The Operating Partnership will cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Operating Partnership’s judgment may be necessary in order for the Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with such properties. The Operating Partnership will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in its best interests, (2) discontinuing maintenance or operation of any property if, in its reasonable judgment, doing so is in its best interest and is not disadvantageous in any material respect to the Holders of the Notes, or (3) selling or otherwise disposing for value its properties in the ordinary course of business.

Section 2.3    Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of the Operating Partnership’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4    Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all material taxes, assessments and governmental charges levied or imposed on the Operating Partnership or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of its Subsidiaries; provided, however, that the Operating Partnership will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.5    Covenant Defeasance and Waiver of Covenant. The covenants set forth in Sections 2.1, Section 2.2, Section 2.3 and Section 2.4 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

ARTICLE THREE

[Intentionally Omitted]

ARTICLE FOUR

TRUSTEE

Section 4.1    Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or the due execution hereof by the Operating Partnership. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2    Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor). The Trustee is permitted to engage in other transactions with the Operating Partnership and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 4.3    Calculation with Respect to the Notes. Except as explicitly specified otherwise herein with respect to the Quotation Agent, the Operating Partnership shall be responsible for making all calculations required under this Eighth Supplemental Indenture or with respect to the Notes. The Operating Partnership will make such calculations in good faith and, absent manifest error, the Operating Partnership’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Operating Partnership shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Operating Partnership’s calculations without independent verification. The Trustee shall forward the Operating Partnership’s calculations to any Holder of the Notes upon request.

ARTICLE FIVE

MISCELLANEOUS PROVISIONS

Section 5.1    Ratification of Base Indenture. This Eighth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Eighth Supplemental Indenture and the Base Indenture, the language of this Eighth Supplemental Indenture shall control.

Section 5.2    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.3    Successors and Assigns. All covenants and agreements in this Eighth Supplemental Indenture by the Operating Partnership shall bind its successors and assigns, whether so expressed or not.

Section 5.4    Separability Clause. In case any one or more of the provisions contained in this Eighth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5    Governing Law. This Eighth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Eighth Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Eighth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 5.6    Counterparts. This Eighth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed all as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP,
as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary Inc., its sole member

	By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Eighth Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to Eighth Supplemental Indenture]

EXHIBIT A
Form of 4.125% Senior Note due 2029
THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE EIGHTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BRIXMOR OPERATING PARTNERSHIP LP
4.125% SENIOR NOTE DUE 2029
No. 1
CUSIP No.:    11120VAH6
ISIN:        US11120VAH69
$400,000,000
Brixmor Operating Partnership LP, a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co.*, or its registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on May 15, 2029 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on May 15 and November 15 of each year, commencing November 15, 2019, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.125%, from the May 15 or November 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from May 10, 2019 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.
Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

* Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.
Dated: [•]

BRIXMOR OPERATING PARTNERSHIP LP,
as Issuer

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary Inc., its sole member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-named Indenture.
Dated: [•]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE
Brixmor Operating Partnership LP
4.125% SENIOR NOTE DUE 2029
This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 4.125% Senior Notes due 2029 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of January 21, 2015 (herein called the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”), as supplemented by the Eighth Supplemental Indenture dated as of May 10, 2019 (herein called the “Eighth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.
If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.
The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.
Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.
The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the Eighth Supplemental Indenture and Article Eleven of Base Indenture.
The Notes are not subject to redemption through the operation of any sinking fund.
Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer or the Company, or of any of the Issuer’s or the Company’s predecessors or successors, either directly or through the Issuer or the Company, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ___________________________________________________________________
______________________________________________________________________________________________________
(Insert assignee’s legal name)
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________________________________
Your Signature: __________________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ___________________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *
The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

________________________
* This schedule should be included only if the Note is issued in global form.